Exhibit 99.1
Contacts:
Investors: Judy Hayes, InterMune, Inc., 415-466-2242, ir@intermune.com
Media: Pam Lord, Atkins + Associates 858-527-3494, plord@irpr.com
InterMune Announces Third Quarter Financial Results and Business Highlights
— Phase III Development Programs on Track to Meet Upcoming Milestones —
— Patent Protection for Actimmune® Extended to 2022 —
— 2005 Financial Guidance Narrowed —
BRISBANE, Calif., October 27, 2005 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the third quarter and nine months ended September 30, 2005.
The Company recorded a net loss for the third quarter of 2005 of $23.8 million, or $0.74 per share, compared to a net loss of $12.9 million, or $0.40 per share, for the third quarter of 2004. The greater loss in the third quarter of 2005 was largely the result of a $7.2 million, or $0.22 per share, charge taken for an inventory reserve on Actimmune® (interferon gamma-1b) related to prior year purchase commitments, higher operating expenses funding the Company’s R&D pipeline programs, increased commercialization costs supporting Infergen® (interferon alfacon-1), and approximately $1.8 million, or $0.06 per share, of expense related to litigation and ongoing legal matters.
Total revenues for the third quarter of 2005 were $36.6 million, compared to $37.5 million for the same quarter in 2004, a decrease of 2%. Sales of Actimmune® for the third quarter of 2005 were $25.8 million, compared to $30.1 million for the same quarter in 2004, a decrease of 14%. Infergen® revenues for the third quarter of 2005 increased by 63% to $10.2 million from $6.2 million for the same period in 2004.
Cost of goods sold for the third quarter of 2005 was $16.5 million, or approximately 45% of total revenues, compared to $12.3 million, or approximately 33% of total revenues, in the same quarter of 2004. The $4.3 million increase in cost of goods sold was primarily the result of a charge of $7.2 million taken for an inventory reserve on Actimmune® related to prior year purchase commitments.

Research and development (R&D) expenses for the third quarter of 2005 were $22.0 million compared to $16.3 million for the same period in 2004. The higher spending in the 2005 period was largely attributable to progress made on the Company’s three ongoing Phase III clinical trials and the advancement of its pre-clinical HCV protease inhibitor program.
Selling, general and administrative (SG&A) expenses for the third quarter of 2005 were $22.2 million compared to $17.1 million for the same period in 2004. The increased spending in 2005 was primarily the result of a greater level of sales and marketing expenses to support Infergen®, including the 31-representative Infergen® sales force hired in the fourth quarter of 2004, and approximately $1.8 million of expense related to litigation and ongoing legal matters.
Net interest income for the third quarter of 2005 was $0.7 million, compared to net interest income of $0.2 million for the same quarter in 2004.
InterMune also reported results of operations for the nine months ended September 30, 2005, including a net loss for the period of $64.9 million, or $2.02 per share. This compares to a net loss for the same period in 2004 of $37.6 million, or $1.18 per share. The greater loss in the 2005 period was primarily the result of a $7.2 million, or $0.22 per share, charge taken for an inventory reserve on Actimmune® related to prior year purchase commitments, higher operating expenses funding the Company’s R&D pipeline programs, increased commercialization costs supporting Infergen®, and approximately $5.4 million, or $0.17 per share, of expense related to litigation and ongoing legal matters.
The Company recorded total revenues of $106.8 million for the nine months ended September 30, 2005, compared to $111.5 million for the first nine months of 2004, a decrease of 4%. Sales of Actimmune® for the first nine months of 2005 were $79.4 million, compared to $94.3 million for the first nine months of 2004, a decrease of 16%. Sales of Infergen® for the first nine months of 2005 increased by 79% to $25.3 million, compared to $14.2 million for the first nine months of 2004.
Cost of goods sold for the nine months ended September 30, 2005 was $36.8 million, or approximately 34% of total revenues, compared to $30.8 million, or approximately 28% of total revenues, for the same period in 2004. The $6.0 million increase in cost of goods sold was primarily the result of a charge of $7.2 million taken for an inventory reserve on Actimmune® related to prior year purchase commitments.
R&D expenses for the nine months ended September 30, 2005 were $64.3 million compared to $54.9 million for the same period ended September 30, 2004. The increase in the 2005 period was largely attributable to spending on the Company’s three ongoing Phase III clinical trials and the advancement of its pre-clinical HCV protease inhibitor program.
SG&A expenses for the nine months ended September 30, 2005 were $70.7 million compared to $51.8 million for the same period ended September 30, 2004. The increased spending in the 2005 period was primarily the result of a greater level of sales and marketing expenses to support Infergen®, including the 31-representative Infergen® sales force hired in the fourth quarter of 2004, and approximately $5.4 million of expense related to litigation and ongoing legal matters.
Net interest income for the nine months ended September 30, 2005 was $2.1 million, compared to net interest expense of $2.2 million for the same period last year. The shift to net interest income from net interest expense was primarily due to lower interest expense as a result of the repurchase in February and July of 2004 of $150 million in aggregate principal amount of the Company’s 5.75% convertible subordinated notes due in July 2006 and their replacement with the Company’s lower interest rate $170 million in aggregate principal amount 0.25% convertible senior notes due in March 2011.
As of September 30, 2005, the Company’s cash, cash equivalents and available-for-sale securities totaled $120 million.
Third Quarter Business Highlights and Upcoming Milestones
“During the quarter, we accomplished a number of important objectives and attained several corporate milestones, making strong steps towards realizing the value we believe is embedded in our R&D pipeline,” stated Dan Welch, President and CEO of Intermune. “We enrolled the INSPIRE trial at a very fast pace, we finalized the design of our Phase III pirfenidone program, we continued the fully-enrolled Phase III DIRECT program, and we advanced the work needed to complete IND-enabling toxicology studies for our HCV protease inhibitor program. In addition to this important R&D progress, we strengthened the intellectual property rights surrounding Actimmune®, and we grew Infergen® revenue by 63% compared to the third quarter last year.”
Pulmonology
•	Enrollment in the INSPIRE trial, a Phase III study evaluating the potential impact of Actimmune® on reducing mortality in patients with mild to moderate idiopathic pulmonary fibrosis (IPF), continues at a very fast pace and the Company anticipates enrolling the 600th patient by the end of 2005. Completion of the trial will occur approximately two years after the 600th patient is enrolled, or around year-end 2007. The Company has conducted a blinded, pre-specified sample size re-evaluation and determined that the overall mortality rate observed at this early point in the trial was somewhat lower than forecast in the study protocol. Consequently, as provided for in the protocol, the Company made the decision to increase the sample size of the trial by an additional 200 patients to increase the likelihood that the protocol-specified number of events, upon which the study is powered, will have occurred by the time the trial is scheduled to conclude around the end of 2007.

•	InterMune finalized the design of the Phase III program for pirfenidone in IPF after receiving input from the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMEA). The primary endpoint of this program will be change in forced vital capacity, an endpoint supported by several Phase II studies. The program will involve two concurrent, multi-national trials and will enroll approximately 550 patients. InterMune expects to initiate the program in the first half of 2006.

•	Researchers will present two abstracts related to the Company’s pulmonology program at this year’s annual meeting of the American College of Chest Physicians, which will take place in Montreal from October 29 through November 3. These presentations will highlight important mechanism of action data for both Actimmune® and pirfenidone.
Hepatology
•	The DIRECT trial, a 514-patient Phase III study evaluating daily Infergen® plus ribavirin for the treatment of patients with hepatitis C virus (HCV) who have failed to respond adequately to first line treatment with a pegylated interferon plus ribavirin, is progressing on schedule through the treatment stage of the study. The Company anticipates top-line data in the first half of 2007.
•	At the 56th Annual Meeting of the American Association for the Study of Liver Diseases in San Francisco on November 11-15, at least 15 abstracts, seven of which were submitted by InterMune, will be highlighted showing various researchers’ experience treating HCV patients with the Company’s products, Infergen® and Actimmune®. The Company will also present additional data on its pre-clinical HCV protease inhibitor program.
Other Corporate Initiatives
•	The U.S. Patent and Trademark Office recently issued InterMune two composition of matter patents that together cover the manufacture, use and sale of Actimmune®. These patents extend the intellectual property rights relating to Actimmune® by eight years, from 2014 to 2022.

•	During the first quarter of 2006, the Company expects to provide an update on the status of the GRACES trial, a Phase III pivotal trial evaluating Actimmune® plus standard of care chemotherapy for first line treatment of ovarian cancer, following the completion of an upcoming independent interim analysis on progression free survival and overall survival.
2005 Financial Guidance
InterMune updated its financial guidance for 2005. The Company expects 2005 total revenues to be in the range of $140-150 million, compared to previous guidance of a range of $140-160 million. As a result of a $7.2 million third quarter charge taken for an inventory reserve on Actimmune® related to prior year purchase commitments, expensed to cost of goods sold, InterMune now anticipates 2005 cost of goods sold to be between 30-32% of total revenues, up from 26-28%.
The Company lowered its R&D guidance to a range of $80-90 million, revised from its previous range of $90-100 million. During the year, InterMune implemented cost control measures that the Company expects will enable it to reduce expenses and still achieve all of its primary 2005 R&D milestones. Total SG&A expense guidance for 2005 remains unchanged from a range of $85-95 million. Included in the SG&A forecast is approximately $7 million of expense associated with litigation and ongoing legal matters.

Conference Call and Webcast Details
The Company will host a conference call today at 4:30 p.m. ET to discuss third quarter 2005 financial results. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international). A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.
The teleconference replay will be available for ten business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international) and entering the conference ID# 1539837. The webcast will remain available on the Company’s website until the next earnings call.
About InterMune
InterMune is a biopharmaceutical company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a broad and deep late-stage product portfolio addressing IPF and hepatitis C virus infections, particularly nonresponders, or those patients who do not respond to first-line therapy. The pulmonology portfolio includes Actimmune® and pirfenidone. Actimmune® is being evaluated in the INSPIRE Trial, a Phase III study in patients with IPF. Pirfenidone is also being developed for the treatment of IPF. In addition to three-times-a-week Infergen®, a currently marketed product indicated for the treatment of chronic HCV infections, the hepatology portfolio includes the DIRECT Trial, a Phase III study of daily Infergen® plus ribavirin in non-responders. Additionally, InterMune is developing a pre-clinical stage small molecule program targeted at the HCV protease. For additional information about InterMune and its development pipeline, please visit www.intermune.com.
Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s quarterly report on Form 10-Q filed with the SEC on August 9, 2005 (the “Form 10-Q”) and other periodic reports filed with the SEC, including the following: (i) the risk that if physicians do not prescribe Actimmune® for the treatment of IPF, an indication for which Actimmune® has not been approved by the FDA, or if patient referral rates continue to decline, InterMune’s revenues will decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune® for the treatment of IPF; (iii) risks related to potential increases in Infergen® sales; (iv) reimbursement risks associated with third-party payors; (v) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (vi) risks related to significant regulatory, supply and competitive barriers to entry; (vii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (viii) risks related to achieving positive clinical trial results; and (ix) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-Q and InterMune’s other periodic reports filed with the SEC.
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InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Revenues
Actimmune	$25,793	$30,063	79,390	$94,333
Infergen	10,161	6,223	25,290	14,150
Amphotec and other	667	1,218	2,091	3,043

Total revenues	36,621	37,504	106,771	111,526

Costs and expenses:
Cost of goods sold	16,548	12,270	36,765	30,801
Amortization of product rights	715	774	2,825	2,327
Research and development	21,983	16,297	64,337	54,929
Selling, general and administrative	22,172	17,111	70,673	51,817

Total costs and expenses	61,418	46,452	174,600	139,874

Loss from operations	(24,797)	(8,948)	(67,829)	(28,348)

Interest income	1,006	768	3,073	2,557
Interest expense	(312)	(616)	(936)	(4,775)
Other income (expense)	335	(4,064)	790	(7,072)

Net loss	$(23,768)	$(12,860)	(64,902)	$(37,638)

Basic and diluted net loss per share	$(0.74)	$(0.40)	(2.02)	$(1.18)

Shares used in calculating basic and diluted net loss per share	32,272	31,988	32,156	31,912
InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,	December 31,
	2005	2004
Cash, cash equivalents and available-for-sale securities	$120,053	$183,025
Other assets	$73,492	82,986

Total assets	$193,545	$266,011

Total liabilities	$54,015	$63,220
Convertible senior notes	170,000	170,000
Stockholders’ equity/deficit	(30,470)	32,791

Total liabilities and stockholders’ equity	$193,545	$266,011